Exhibit 10.55

January 5, 2017

Kevin Bauer

Re:    Employment Offer

Dear Kevin,

We are pleased to offer you employment with Super Micro Computer, Inc. (“the Company”) in a full time position as a Senior Vice President, Corporate Development and Strategy, in our facility located at San Jose, CA, where you should report to Charles Liang, President and CEO. This is an exempt position. Your starting date will be January 18, 2017.

As a key member of the Executive Management team, the Sr. VP OF CORPORATE DEVELOPMENT AND STRATEGY will take a strategic role in the overall management of the company. This position will have primary day-to-day responsibility to do audit and suggestion for planning, implementing, managing and controlling all financial-related activities of the company. This will include but not limited to direct report to CEO for accounting, tax, finance, forecasting, strategic planning, job costing, legal, property management, deal analysis and negotiations, investor relationships and partnership compliance and private and institutional financing.

Your starting compensation will be $320,000 annually paid semi-monthly.

In addition, during your first twenty four (24) months of employment, you will be offered a special bonus in the amount of $6,667 per month.

The Company will recommend to the Board of Directors, in accordance with the Company’s Grant Recommendation and Vesting Schedule, that they approve an award of 15,000 Restricted Stock Units [and 30,000 Stock Options] (the “Award”). You must remain employed by the Company at the time of the Board of Directors meeting in order to be eligible for a recommended award. Any such Award will be subject to the terms and conditions of the Super Micro Computer, Inc. 2016 Equity Incentive Plan and of the Restricted Stock Units Agreement [and Stock Option Plan Agreement] between you and the Company, the terms and conditions of which shall be controlling. Generally speaking, however, each unit represents the right to receive one (1) share of the Company’s common stock on the applicable settlement date following vesting of the unit, and 25% of the units [and options] awarded will vest each year over a 4-year period of your continuous employment with the Company.

To welcome you as our new executive, the Company will recommend to the Board of Directors, a special one-time offering in accordance with the Company’s Grant Recommendation and Vesting Schedule, that they approve an award of 50,000 Stock Options (the “Option Grant”). You must remain employed by the Company at the time of the Board of Directors meeting in order to be eligible for the recommended Option

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

Grant. Any such Option Grant will be subject to the terms and conditions of the Company’s Stock Option Plan and the Stock Option Plan Agreement between you and the Company, the terms and conditions of which shall be controlling. Generally speaking, however, the Options granted will be incentive stock options to the maximum extent allowed by the Internal Revenue Code, the exercise price per share will be the fair market value of the common stock on the date of the grant, as determined by the Board of Directors, and vesting will be retroactive so that your Options will vest, commencing with your first day of employment, over a five (5) year period of your continuous employment with the Company.

You will also be eligible to participate in the employment benefits programs and plans which are generally made available to the Company’s full-time employees, as amended by the Company at its discretion from time to time. Your first 90 days of employment are considered an Introductory Period. During the Introductory Period you will not be eligible for, and will not accrue, vacation and sick days.

When you arrive to work, you will receive a copy of the Company’s Employee Handbook which describes our current benefits in more detail. You will be required to sign the Employee Acknowledgment and Agreements form found at the end of our Employee Handbook as a condition of your employment.

In accordance with our At Will Employment Policy, your employment will be on an “at will” basis. This means that either you or the Company can terminate your employment at any time, with or without prior notice, for any reason or for no reason at all.

As a condition of employment, you must agree to arbitrate any disputes arising from your employment or termination of employment in accordance with the Company’s Arbitration of Disputes Policy. You will be required to sign the Company’s Arbitration Agreement before you start work.

You will also be required, as a condition of employment, to sign the Company’s Employee Confidential Information, Non-Solicitation And Inventions Agreement, which generally provides that you will not disclose or misappropriate the Company’s confidential, proprietary information and trade secrets, or any other information concerning the business, finances, transactions or affairs of the Company which may come to your knowledge during your employment with the Company, to the maximum extent permissible by law. You also must agree that you will not disclose or misuse any confidential or trade secret information belonging to any other person, including a prior employer, and before you start work you must provide us with a copy of any agreement between you and any other person or entity, including any prior employer, which deals with their confidential or trade secret information and/or which might prevent you from working for another employer, like the Company; note that this offer is contingent upon the Company’s review of any such agreement.

This offer is contingent upon your satisfactory completion of an Employment Application and an I-9 Form employment eligibility verification, and you’re signing all required employment documents, including the Employee Acknowledgment and Agreements form (which includes an At Will Employment Agreement, a Confidentiality and Information Systems Agreement, and an Arbitration Agreement) and our Employee Confidential Information, Non-Solicitation And Inventions Agreement. Employment is also contingent upon the receipt of approved results of any background check and employment reference checks.

Please indicate your acceptance of this employment offer by signing and returning the original of this letter to me on or before January 9, 2017. If I have not received your signed acceptance by that date, this offer will expire of its own accord. Of course, you should keep a copy of this letter and your signed acceptance for your own records also.

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

You need to attend the next available Orientation after your Starting Date. You will be notified by HR concerning your Orientation date.

Please remember to bring proof of eligibility to work in the United States with you on your first day of employment.

We take this opportunity to welcome you to Super Micro Computer, Inc. and trust that your association with us will be mutually beneficial and rewarding.

Sincerely,

SUPER MICRO COMPUTER, INC.

/s/ Sara Liu
Sara Liu
Chief Administration Officer

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ACCEPTANCE OF EMPLOYMENT OFFER
I agree to the foregoing.

Dated: 1/6/2017      /s/ Kevin Bauer
Candidate signature

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com